Exhibit 4.2

Certificate of Amendment

CERTIFICATE OF AMENDMENT TO THE

AMENDED CERTIFICATE OF INCORPORATION OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(a Delaware corporation)

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Adopted in accordance with the provisions of §242 of the

General Corporation Law of the State of Delaware

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Clear Channel Outdoor Holdings, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 1, 2019.

SECOND: Article VIII of the Amended Certificate of Incorporation of the Corporation is hereby amended and replaced to read in its entirety as follows:

“ARTICLE VIII

LIMITATIONS ON LIABILITY

OF DIRECTORS AND OFFICERS

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Any repeal or modification of the foregoing paragraph or the adoption of any provision inconsistent with this Article VIII shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.”

THIRD: This Certificate of Amendment to the Amended Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: All other provisions of the Amended Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended Certificate of Incorporation to be duly executed by a duly authorized officer of the Corporation on this 16th day of May, 2024.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Lynn A. Feldman
Name:	Lynn A. Feldman
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary